Exhibit 99.1
4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2006 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
Solid financial performance accompanied by strategic initiatives to support future growth
Fiscal Year 2006 Financial Highlights:
•	Net sales increased 49% to $239.1 million.

•	Pretax income increased 71% to $76.2 million.

•	Selling, general and administrative expenses increased 27% to $99.0 million; Conducted a $35 million consumer advertising campaign.

•	Product development expenses increased 156% to $18.9 million, including $5.8 million in development spending for erdosteine.

•	Income per diluted share increased to $1.28 (including a one-time pretax charge of $1.5 million or $0.03 per diluted share recorded in the fiscal third quarter in connection with moving the corporate headquarters).
Fourth Quarter Financial Highlights:
•	Net sales increased 35% to $52.8 million.

•	Pretax income more than doubled to $11.0 million.

•	Income per diluted share increased to $0.17.
CHESTER, N.J. (Aug. 24, 2006) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fourth quarter and fiscal year ended June 30, 2006.
Commenting on the results for the fourth quarter, Michael J. Valentino, president and CEO said, “This quarter was marked not only by solid financial performance, but also by important strategic initiatives that support our long-term diversification strategy. We have been actively engaged in building our product portfolio and preparing for future growth. The acquisition of Delsym® in June represents an excellent strategic fit for us and gives us access to another proprietary drug delivery platform technology. In addition, we have been preparing this quarter for the introduction of our new line of Children’s Mucinex® products which is shipping to the trade this month. We also expanded our annual production capacity to approximately $400 million by the end of the fourth quarter, on the heels of our largest-ever production in the March quarter. We expect our production capacity to exceed $450 million by early in calendar year 2007, following the completion of capital projects already underway at the Fort Worth, Texas, facility, and including the contract granulation capacity from Cardinal Health. With our focus on improving manufacturing capacity, we have been able to begin building strategic inventory in advance of this coming cough/cold season. This is the first time we have been able to do this in the last three years.”
Valentino added, “I am very pleased with our performance and the tremendous effort put forth by all Adams’ employees. We have clearly proven our ability to execute and now have demonstrated our ability to develop future growth opportunities and secure a broader foundation for our business.”
Fourth Quarter Financial Results
Net sales of $52.8 million in the 2006 fiscal fourth quarter increased 35 percent from $39.2 million in the fourth quarter of fiscal 2005, benefiting from strong market penetration of the Mucinex®

franchise, including the launch of Mucinex® D (600 mg guaifenesin/60 mg pseudoephedrine HCl) in October 2005, coupled with higher sales of Mucinex® DM (600 mg guaifenesin/30 mg dextromethorphan HBr).
The Company’s gross margin was 79.7 percent for the fiscal 2006 fourth quarter, compared to 83.5 percent in the prior-year period. The gross margin decline was primarily due to the year-over-year change in product mix, including new sales of Mucinex® D. On a sequential basis, there was improvement in the gross margin compared to the March 2006 quarter gross margin of 78.7 percent, resulting from less product shipped in promotional display units during the quarter.
The 2006 fiscal fourth quarter pretax income more than doubled to $11.0 million and income per diluted share increased to $0.17 compared to pretax income of $4.8 million and a loss of ($11.20) per diluted share in the fiscal 2005 fourth quarter. The prior-year period included the accretion of preferred stock which was converted into common stock upon the Company’s initial public offering in July 2005, a dividend to preferred stockholders and a discretionary performance bonus.
Product Sales
Total net sales in the 2006 fiscal fourth quarter were $52.8 million, driven primarily by sales of the core Mucinex® franchise of guaifenesin-based extended-release bi-layer tablet products which totaled $52.1 million. Net sales of single-ingredient Mucinex® (600 mg guaifenesin) grew 9 percent in the quarter to $29.2 million from sales of $26.7 million in the fiscal 2005 fourth quarter. Net sales of Mucinex® DM increased 43 percent in the quarter to $17.9 million from $12.5 million in the prior-year period and Mucinex® D, launched in late October 2005, recorded net sales of $5.0 million.
In addition to the base business, Adams also recorded $137,000 in net sales of maximum-strength Humibid® (1200 mg guaifenesin). As a reminder, this product was initially launched to the trade in late March 2006, and will be promoted exclusively to health care professionals. These promotional efforts will begin prior to the upcoming cough/could season. The Company also recorded $652,000 in net sales of Delsym® which was acquired from UCB on June 12, 2006.

Other Highlights
•	Acquired Delsym®, the only Food and Drug Administration (FDA)-approved over-the-counter (OTC) 12-hour cough suppressant liquid, from UCB on June 12, 2006, for $122 million.

•	Eliminated the product sales backorder and continued to improve manufacturing capabilities.

•	Continued patient enrollment for erdosteine Phase IIb clinical program.

•	Added approximately 25 sales representatives, providing for greater geographic reach and frequency of product details to healthcare professionals across the United States, as well as support for new products.

•	Increased market share for the Mucinex® franchise to 6.6 percent on an annual basis, according to Information Resources Inc. (IRI) for the 52 weeks ended June 25, 2006, compared to 4.8 percent for the comparable year ago period.

•	Mucinex® rated the No. 1 recommended adult expectorant brand, by the Pharmacy Times 2006 OTC Survey of Pharmacists Recommendations.

•	Adams’ common stock selected for addition to the NASDAQ Biotechnology Index® (NASDAQ: NBI), effective with the open of trading on May 22, 2006, and also included in the new NASDAQ Global Select Market, beginning July 3, 2006.
Business Outlook
Adams is providing the following information related to its planned spending in fiscal 2007:
•	Selling, Marketing & Administrative Expenses
o	The Company expects to conduct a $70 million consumer advertising campaign in fiscal 2007. This will consist of about $50 million to support the core Mucinex® brand, including the new Children’s Mucinex® line of products and approximately $20 million to support the newly acquired Delsym® brand.

o	As previously disclosed, Adams added approximately 25 new sales representatives to its sales force, effective July 2006.

o	The Company’s non-cash stock-based compensation expense is expected to more than double in fiscal year 2007 to approximately $10 million, due to stock price appreciation.
•	Product Development Expenses
o	Adams expects to spend between $30 and $35 million for product development projects in fiscal year 2007. This includes spending in the range of $10 to $15 million related to the U.S. development program for erdosteine, consisting of the costs associated with the completion of the Phase IIb program as well as any milestone payments. The Phase IIb study is on track and the Company expects to report preliminary topline results by the end of the March 2007 calendar quarter. Assuming these results are positive, we would expect to move forward with Phase III development for erdosteine.

o	The Company also plans to spend about $20 million on other development projects, including line extensions and products utilizing the Company’s patent-protected oral solid extended-release guaifenesin platform technology in combination with other respiratory ingredients. The first combination product has completed clinical development and Adams expects to file a New Drug Application, or NDA, with the FDA by the end of calendar year 2006.

•	Gross Margin
o	As previously disclosed in a webcast presentation on Aug. 10, 2006, Adams anticipates the gross margin for its oral solid extended-release guaifenesin products (Mucinex® and Humibid®) to approximate 80 percent of net sales in fiscal 2007. The gross margin for the Children’s Mucinex® line should range between 70 to 75 percent of net sales and the Delsym® product line should produce a gross margin in the range of between 60 to 65 percent of net product sales.
•	Interest Income
o	Adams expects a reduction to interest income in fiscal year 2007 as a result of the $122 million cash purchase price for Delsym® on June 12, 2006, and the $28 million cash purchase price for the repurchase of the Fort Worth, Texas, manufacturing operation from Cardinal Health on July 31, 2006.
•	Capital Expenditures
o	As previously disclosed in a webcast presentation on Aug. 10, 2006, Adams anticipates spending between $3 and $5 million in fiscal year 2007 for capital improvements related to the recently acquired manufacturing operations in Fort Worth, Texas.
Fourth Quarter and Fiscal Year Quarter 2006 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fourth quarter and fiscal year 2006 on Thursday, Aug. 24, 2006, before the market opens. At 9:00 a.m. (EDT) on that day, Adams will conduct a conference call to review the financial results and highlights of the quarter. Michael J. Valentino, president and CEO, and David P. Becker, executive vice president, CFO and treasurer, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on Aug. 24 through 5 p.m. on Aug. 31. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 3548505.
A live audio webcast of the conference call also will be available by going to the Calendar of Events section of Adams’ Investor Relations web site, http://investor.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on Aug. 24 through 5 p.m. on Sept. 24.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Calendar of Events section of Adams’ Investor Relations web site, http://investor.adamsrt.com.

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s spending on selling, general and administrative expenses; the Company’s plans to expand advertising; the Company’s ability to introduce new products; the Company’s the results of and spending on the erdosteine clinical program; the development and launch of new products and the Company’s forecast of net sales, gross margins and capital expenditures. Such forward-looking statements can be identified by the words “plan,” “will,” “intend,” “expect,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: increase expenditures on advertising and marketing, introduce new products and commercialize existing products, conduct clinical trials; and other risk factors set forth under the headings “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Adams’ Rule 424(b)(4) Prospectus filed with the SEC on December 9, 2005 and under the heading “Risk Factors” in the prospectus contained in Adams’ registration statement on Form S-3 filed on August 17, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this presentation.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)
Net sales	$52,839	$39,151	$239,105	$160,210
Cost of goods sold	10,751	6,450	49,358	31,126

Gross margin	42,088	32,701	189,747	129,084

Selling, marketing & administrative	24,996	25,373	98,998	78,044
Product development	7,545	2,874	18,904	7,392
Other, net	(1,439)	(347)	(4,307)	(789)

	31,102	27,900	113,595	84,647

Income before income taxes	10,986	4,801	76,152	44,437
Provision for income taxes	4,632	1,824	29,801	17,438

Net income	6,354	2,977	46,351	26,999

Accretion of preferred stock	—	(51,989)	—	(202,566)

Dividend paid to preferred shareholders	—	(30,033)	—	(30,033)

Net income/(loss) applicable to common stockholders	$6,354	$(79,045)	$46,351	$(205,600)

Income/(loss) per common share
Basic	$0.18	$(11.20)	$1.42	$(32.97)
Diluted	$0.17	$(11.20)	$1.28	$(32.97)

Weighted-average of common shares used in income/(loss) per share calculation
Basic	34,840	7,059	32,616	6,236
Diluted	36,933	7,059	36,349	6,236